Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-210189, 333-202462, 333-176742, 333-168878, 333-172573, 333-179773 and 333-186964) of RealPage, Inc. (the “Company”) of our report dated April 29, 2016, with respect to the consolidated financial statements of NWP Services Corporation and Subsidiaries as of December 31, 2015 and 2014 and for the years then ended, and included in this Current Report of RealPage, Inc. on Form 8-K/A dated May 6, 2016.

/s/Ernst & Young LLP

Irvine, California
May 6, 2016